Exhibit 30(H)(9)(VI)

FIFTH AMENDMENT TO

PARTICIPATION AGREEMENT

This AMENDMENT NUMBER FIVE TO PARTICIPATION AGREEMENT (the “Amendment”) is made and entered into effective as of the 1st day of May, 2023, by and among MINNESOTA LIFE INSURANCE COMPANY (the “Insurer”), on its own behalf and on behalf of each separate account of the Company (each an “Account”) identified in the Participation Agreement (as defined below), Securian Financial Services, Inc., (“Contracts Distributor”), AllianceBernstein L.P., (“Adviser”), and AllianceBernstein Investments, Inc., (“Distributor”).

WHEREAS, the Insurer, the Contracts Distributor, the Adviser and the Distributor have entered into a Participation Agreement (Class B) dated as of August 1, 2007, as such agreement may be amended from time to time (the “Participation Agreement”); and

WHEREAS, the Insurer, the Contracts Distributor, the Adviser, and the Distributor wish to amend the Participation Agreement in certain respects.

NOW, THEREFORE, in consideration of their mutual promises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, the Fund, the Underwriter, and the Adviser agree to amend the Participation Agreement as follows:

1. Schedule B of the Participation Agreement is deleted and replaced with the new attached Schedule B.

2. Except as provided herein, the Participation Agreement shall remain in full force and effect, This Amendment and the Participation Agreement, as amended, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersede any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof. In the event of any conflict between the terms of this Amendment and the Participation Agreement, the terms of this Amendment shall control.

3. This Amendment may be amended only by written instrument executed by each party hereto.

4. This Amendment shall be effective as of the date written above.

5. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement binding on all parties. Each party shall become bound by this Amendment immediately upon signing any counterpart, independently of the signature of any other party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers or authorized representatives as of the day and year first above written.

ALLIANCEBERNSTEIN L.P.		ALLIANCEBERNSTEIN INVESTMENTS, INC.

By:	/s/ Stephen J. Laffey	By:	/s/ Stephen J. Laffey
Name:	Stephen J. Laffey	Name:	Stephen J. Laffey
Title:	Vice President	Title:	Assistant Vice President

MINNESOTA LIFE INSURANCE COMPANY		SECURIAN FINANCIAL SERVICES, INC.

By:	/s/ Kristin Ferguson	By:	/s/ Kim Carpenter
Name:	Kristin Ferguson	Name:	Kim Carpenter
Title:	VP, CFO & Actuary-Individual Solutions	Title:	Chief Compliance Officer

SCHEDULE B

To the Participation Agreement Among Minnesota Life Insurance Company,

Securian Financial Services, Inc., AllianceBernstein L.P.,

AllianceBernstein Variable Products Series Fund, Inc.,

and

AllianceBernstein Investments, Inc.

Separate Account	Contract (s)
Variable Annuity Account	MultiOption Advisor

MultiOption Legend

MultiOption Extra

MultiOption Guide

Minnesota Life Variable Life Account	Variable Adjustable Life

Variable Adjustable Life - Second Death

Variable Adjustable Life Horizon

Variable Adjustable Life Summit

Variable Adjustable Life Survivor

Minnesota Life Individual Variable Universal Life Account	Variable Universal Life Defender®

Premier Variable Universal Life

Accumulator Variable Universal Life

Variable Universal Life Survivor - SVUL